Exhibit 10.4

TECO ENERGY, INC.

ANNUAL INCENTIVE COMPENSATION PLAN

REVISED AS OF FEBRUARY 4, 2009

ANNUAL INCENTIVE COMPENSATION PLAN

BASIC PLAN CONCEPT

The Annual Incentive Compensation Plan provides a consistent framework for applying annual incentive pay to officers of TECO Energy and each of its operating units. Each participant is assigned a target award amount, expressed as a percentage of annual salary, which will represent an appropriate incentive payment when performance is at the targeted level. Smaller awards may be earned when performance is below target, and larger awards may be earned when performance exceeds target.

Performance for each participant will be measured, in part, against a combination of one or more quantifiable profit and operational goals. These goals will be set at the corporate and operating levels, and most participants will have a portion of their awards related to each. The remaining portion of each participant's performance that is not measured by the quantified goals mentioned above will be evaluated on a subjective basis considering overall contribution level and achievement of other individual goals. Each participant will have a “Business Plan” goal, which will reflect the participant’s contribution to (i) achieving initiatives in support of the business plan and (ii) overcoming any “business challenges” by: (a) mitigating the impact of unexpected adverse business or regulatory developments on the business unit or (b) enhancing profitability or capacity for profit, through effective management initiatives beyond those in the business plan.

ELIGIBILITY

All officers that are approved by the Chief Executive Officer of TECO Energy and the Compensation Committee of the TECO Energy Board (the “Compensation Committee”) will be eligible to participate.

TARGET AWARD LEVELS

Target award levels are established at a level that, when combined with each participant’s base salary, will provide a fully competitive total cash compensation opportunity. The incentive portion of the total compensation opportunity reflects compensation “at risk” which is directly related to performance and results achieved. Generally, the portion of compensation “at risk” (i.e., the target award level) is influenced by the level of the participant’s accountability for contributing to bottom-line results, the degree of influence the participant has over results and competitive practice.

ESTABLISHING PERFORMANCE GOALS AND WEIGHTINGS

For each plan year, profit, growth and/or operational effectiveness goals will be established for TECO Energy and each of its operating units. Financial goals may measure performance relative to other companies over periods of one-year or longer.

For each financial goal the target level of performance, as well as threshold and maximum levels, will be approved by the Compensation Committee. Threshold performance represents the minimum performance that still warrants incentive recognition for that particular goal (paid at 50 percent of the target award level), and maximum performance represents the highest level likely to be attained (paid at 150 percent of the target award level for all goals, except the Business Plan goal which can be paid up to 200 percent). Regardless of the degree of achievement of each established goal, the payout to all participants will be zero if TECO Energy’s income threshold set for that year by the Compensation Committee is not achieved.

A determination will be made for each participant regarding their portion of the award that will be based on corporate, operating unit or individual performance. Generally, the weightings among these three measurement groups will vary by organizational level.

APPLICATION OF DISCRETION

While not anticipated to be a common occurrence, the Compensation Committee may occasionally decide that the plan formula would unduly penalize or reward management. In such cases, award funds may be increased or decreased to better meet the plan’s intent of relating rewards to management performance.

AWARD DETERMINATION

At the end of each plan year, a four-step process will be followed in determining actual incentive awards.

Step 1:	The actual degree of achievement for each goal at the corporate, operating unit and individual level is determined. Levels of achievement can range up to 200 percent for the Business Plan goal and up to 150 percent for all other goals.

Step 2:	Corporate, operating unit and individual performance factors are determined by multiplying levels of goal achievement by the weightings assigned to each goal.

Step 3:	The total of all performance factors is multiplied by the target award, producing the calculated award.

Step 4:	The calculated award may be adjusted up or down by the Compensation Committee with respect to the senior officers and by the Chief Executive Officer of TECO Energy with respect to other officers, based on the participant’s total performance during the plan year. The actual award, as so adjusted, may not exceed 150 percent of the target award level and will be approved by the Compensation Committee.

PLAN ADMINISTRATION

The Compensation Committee and the Chief Executive Officer of TECO Energy shall perform the respective functions set forth in this plan. The Compensation Committee may elect to fulfill its responsibility in the form of recommendations to the TECO Energy Board. The Chief Human Resources Officer of TECO Energy is responsible for administering the plan.

OTHER CONSIDERATIONS

For any year in which a participant's employment is terminated or an officer first becomes eligible for participation in the plan, whether any incentive award shall be granted for that year and the amount of any such award shall be determined by the Compensation Committee with respect to senior officers and by the Chief Executive Officer of TECO Energy with respect to other officers. Any such determination by the Chief Executive Officer will be reported to the Compensation Committee at its next meeting.

Notwithstanding the foregoing, for any year in which a participant's employment terminates for any reason following a change in control of TECO Energy, as defined in the TECO Energy 2004 Equity Incentive Plan (or its successor), such participant shall be entitled to receive an incentive award equal to (a) the number of days employed during that year divided by 365 multiplied by (b) the greater of (i) the participant's target award for the year in which the change in control occurred or (ii) the participant’s target award for the year immediately preceding the year in which the termination of employment occurred.

DISTRIBUTIONS

Distribution of annual incentive payments will be made to eligible officers (as defined under ELIGIBILITY above) who either remain actively employed at date of payment, are determined to be eligible for an incentive as described under OTHER CONSIDERATIONS above, or who have died. Payments shall be made in the taxable year of TECO Energy, Inc. following the year in which it was earned. At the Committee’s discretion, payments may be made partially or fully in the form of TECO Energy common stock, including restricted stock, issued under the 2004 Equity Incentive Plan (or its successor), upon such terms and conditions as the Committee determines. Notwithstanding the foregoing:

(1)	If any participant who is entitled to receive a distribution of annual incentive payments experiences a separation from service and is a “specified employee” as defined in Internal Revenue Code Section 409A and the regulations and guidance thereunder, such individual shall not receive any annual incentive payments until the date that is six months following the participant’s separation from service with TECO Energy, Inc. and all its affiliates.

(2)	Payment of benefits for a deceased participant will be made to the designated beneficiary of the deceased participant (as designated on a form provided by TECO Energy, Inc.) or, if no beneficiary is designated, to the estate of the deceased participant.

AMENDMENT AND TERMINATION

TECO Energy, Inc. reserves the right to amend this Annual Incentive Compensation Plan at any time, provided that any such amendment shall not reduce a benefit already accrued under the Plan and further provided that any such amendment shall comply with the requirements of applicable law including, but not limited to, Internal Revenue Code Section 409A. The Plan will be amended as necessary to comply with applicable law, including Section 409A. TECO Energy, Inc. may terminate the Plan prospectively but may not accelerate payment of benefits accrued hereunder except in the limited circumstances specifically allowed by Section 409A including, but not limited to, termination within 30 days prior to or 12 months following a change in control of the company.

COMPLIANCE WITH SECTION 409A

This Plan shall be administered in accordance with Internal Revenue Code Section 409A.